Exhibit 99.1

BBCN Bancorp Announces Preliminary Fourth Quarter 2011 Estimated Earnings

-- Full Financial Results to be Released on Tuesday, February 7, 2012 --

LOS ANGELES--(BUSINESS WIRE)--January 31, 2012--BBCN Bancorp, Inc. (Nasdaq: BBCN) today announced preliminary financial results for the fourth quarter of 2011.

The merger of Center Financial Corporation (“Center”) with and into Nara Bancorp, Inc. ("Nara") was completed on November 30, 2011, and marked the beginning of operations under the new name of BBCN Bancorp, Inc. (“BBCN” or "the Company”). As a result of the significant time required to complete the acquisition accounting adjustments related to the merger, the Company is still working through the fair value adjustments and, as such, announced that complete financial results for the fourth quarter of 2011 would be reported after the markets close on Tuesday, February 7, 2012, and its quarterly conference call would be held on Wednesday, February 8, 2012 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time.

The 2011 fourth quarter financial results reflect two months of stand-alone operations of the former Nara and one month of combined operations following the completion of the merger.

For the 2011 fourth quarter, BBCN estimates that net income available to common stockholders will range between $2.3 million and $3.0 million, or $0.04 to $0.06 per diluted common share. For the full year, BBCN estimates that net income available to common stockholders will range between $21.9 million and $22.6 million, or $0.52 to $0.54 per diluted common share.

Fourth quarter 2011 financial results include the impact of the following significant items, aggregating $11.5 million:

  A $6.4 million charge recorded on the prepayment of FHLB advances as part of a planned post-merger balance sheet restructuring;
  $3.2 million in merger-related expenses; and
  $1.9 million in post-merger provisions for credit losses on the former Center portfolio (see Credit Quality section below for further discussion)

“We exited 2011 with positive trends in most areas of our operations and forward momentum for 2012,” said Alvin D. Kang, President and Chief Executive Officer of BBCN. “The impact of acquisition accounting adjustments, balance sheet restructuring, allowance for loan loss adjustments and other merger-related costs distorts our reported results for the fourth quarter of 2011. However, our core operations performed well, and we had a solid quarter of loan production. We look forward to providing further details when we report our full financial results next week.”

The estimated financial results for the 2011 fourth quarter reflect the preliminary financial information included in BBCN Bank's FR Y-9 Call Report (Call Report) that was filed on January 30, 2012. The Company's complete financial results for the 2011 fourth quarter to be reported on February 7, 2012 will reflect a further refinement of the estimated fair value calculations and accounting adjustments required under the acquisition method of accounting. An amended Call Report will be filed at a later date. The Company cautions that the complete financial results to be included in the Annual Report on Form 10-K for the year ended December 31, 2011 could differ materially from the preliminary financial results being reported today.

Acquisition Accounting Adjustments

Based on the acquisition of Center, BBCN is required to record the Center balance sheet at fair value as of the November 30, 2011 acquisition date. Accordingly, Center's allowance for loan losses of $39.9 million at the acquisition date was eliminated, and the loan portfolio was recorded at fair value which resulted in a total discount of approximately $95.8 million, or approximately 6%. This resulted in a net adjustment to loans of $55.9 million. A portion of the fair value discount on the loan portfolio will be accreted into interest income over time. The remaining portion of the discount is non-accretable. A summary of the major fair value adjustments are provided in the table below:

(in thousands)
Loans, net	$(55,942)
FDIC loss share receivable	(6,651)
Core deposit intangible	3,692
Other assets	(1,098)
Certificates of deposits	(6,444)
Borrowings	1,053
Other liabilities	(275)
Deferred tax effect of adjustments (42.18)%	28,266
Total fair value adjustments	$(37,399)

The goodwill generated by the merger is estimated to range between $90 million to $93 million.

Balance Sheet Restructuring

Late in the 2011 fourth quarter, after an analysis of the combined bank's cash and securities positions, the Company effected restructuring transactions designed to reposition certain assets and liabilities. These transactions included the retirement of $71.0 million in FHLB advances, of which a majority of these were Nara's, which resulted in a prepayment charge of $6.4 million. The Company also sold available for sale investment securities, held by Nara prior to the merger, with an aggregate book value of $138.2 million at a gain of $1.2 million, or 0.9%, and purchased replacement investment securities with an aggregate book value of $108.9 million. The replacement securities will have the effect of modestly extending the average duration of the total investment portfolio and slightly increasing the overall estimated average yield.

Operating Results for the 2011 Fourth Quarter

Fourth quarter 2011 net interest income before provision for loan losses was $40.3 million which includes an estimate of $2.1 million of loan interest income, resulting from the December accretion of the acquisition accounting discount on loans.

Total non-interest income for the 2011 fourth quarter was $0.3 million, and was significantly reduced by the $6.4 million prepayment charge for early retirement of FHLB advances as part of the balance sheet restructuring strategy. The Company recognized a gain on sale of SBA loans of $1.0 million in the 2011 fourth quarter. Approximately $84 million of Center's SBA loans, which were marked to fair value at November 30, 2011, were transferred to loans held for investment.

Total non-interest expense for the 2011 fourth quarter was $25.5 million. Merger-related expenses in the 2011 fourth quarter totaled $3.2 million.

Loan Production and Deposits

Total loan originations for the 2011 fourth quarter were $157.2 million. On a pro forma basis, as if the two companies had operated as one for the full quarter, total loan originations would have amounted to $198.8 million.

Total deposits increased to $3.9 billion at December 31, 2011 from $2.3 billion at September 30, 2011. The increase reflects the addition of Center's deposit balances, previously reported as $1.8 billion at September 30, 2011, partially offset by a strategic reduction of time deposits.

Credit Quality

The Company recorded a provision for loan losses of $9.1 million in the 2011 fourth quarter. The provision for loan losses includes $1.9 million in provision expense attributable to required valuation allowances on $74.4 million in loans from the legacy Center portfolio. These loans were recorded at fair value at November 30, 2011 (with no valuation allowance held against them), matured during the month of December and were refinanced, thereby requiring general valuation allowances for those loans under generally accepted accounting principles.

The legacy Center loan portfolio, including non-performing loans, was recorded at fair value as of November 30, 2011, and the entire legacy Center portfolio was considered on accrual status within the BBCN portfolio. Accordingly, this impacts the comparability of asset quality trends on a quarter-to-quarter basis. The Company believes the most appropriate comparison for asset quality trends is “Nara only” metrics as of September 30, 2011, compared with BBCN's metrics as of December 31, 2011.

Non-performing loans (loans past due 90 days or more and non-accrual loans) at December 31, 2011 were $31.2 million, compared with $27.8 million at September 30, 2011. The increase in non-performing loans is primarily attributable to the inflow of one $7.9 million commercial real estate loan.

Non-performing assets, including accruing restructured loans and other real estate owned, were $54.0 million at December 31, 2011, compared with $56.2 million at September 30, 2011.

Net loan charge-offs during the 2011 fourth quarter totaled $7.2 million and the allowance for loan losses at December 31, 2011 was $61.9 million.

Investor Conference Call

The Company will host an investor conference call on Wednesday, February 8, 2012 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review complete financial results for the fourth quarter of 2011, including final purchase accounting adjustments, which will be announced after the market closes on Tuesday, February 7, 2012. Investors and analysts may access the conference call by dialing 800-299-9086 (domestic) or 617-786-2903 (international), passcode 61729487. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of BBCN Bancorp's website at www.BBCNbank.com.

After the live webcast, a replay will be archived in the Investor Relations section of BBCN Bancorp's website for one year. A telephonic replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through February 15, 2012, passcode 14972745.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the parent company of BBCN Bank, the largest Korean American bank in the nation with more than $5 billion in assets as of September 30, 2011. The company is a result of the merger of equals of Nara Bancorp, Inc. and Center Financial Corporation completed November 30, 2011. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 44 full-service branches in California, New York, New Jersey, Washington and Illinois, along with three loan production offices in Seattle, Denver and Dallas. BBCN specializes in core business banking products for small- and medium-sized companies, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

CONTACT:
BBCN Bancorp, Inc.
Angie Yang
SVP, Investor Relations
213-251-2219
angie.yang@BBCNbank.com